MGT Capital Announces Management Restructuring

DURHAM, NC, September 10, 2018 /PRNewswire/ — MGT Capital Investments, Inc. (OTCQB: MGTI) announced today that Robert Ladd, its President and Chief Executive Officer, is taking a leave of absence to focus on addressing the allegations in an SEC Complaint filed on Friday September 7, 2018. H. Robert Holmes, independent director and Chairman of the Board of Directors of MGT will assume the duties of Mr. Ladd as Interim President and CEO.

Mr. Holmes stated, “Notwithstanding the board’s contention that the SEC claims are without merit, and that Rob will be vindicated, we are faced with the unfortunate immediate situation of perception overwhelming reality. As we previously stated, we wish to further emphasize that the Company was not named as a defendant in the SEC complaint. Further, we can assure stockholders that the operations and activities of the Company will continue under the leadership of Robert Lowrey, Chief Financial Officer and Stephen Schaeffer, Chief Operating Officer, with the full confidence of the board.”

Mr. Schaeffer added, “We will not be distracted in our mission to grow our cryptocurrency mining operations. We have been analyzing several low-cost energy opportunities in the U.S. and Sweden and look forward to updating shareholders more fully in the near future.”

About MGT Capital Investments, Inc.

Operating in facilities in northern Sweden and Washington State, MGT Capital Investments, Inc. (OTCQB: MGTI) ranks as one of the largest U.S. based Bitcoin miners. MGT owns and operates approximately 6,800 Bitmain S9 miners, and 50 GPU-based Ethereum mining rigs. Further, the Company continues to execute on an expansion model to secure low cost power and grow its crypto assets materially.

For more information on the Company, please visit: https://mgtci.com

Forward–looking Statements

This press release contains forward–looking statements. The words or phrases “would be,” “will allow,” “intends to,” “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project,” or similar expressions are intended to identify “forward–looking statements.” All information set forth in this news release, except historical and factual information, represents forward–looking statements. This includes all statements about the Company’s plans, beliefs, estimates and expectations. These statements are based on current estimates and projections, which involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. These risks and uncertainties include issues related to: rapidly changing technology and evolving standards in the crypto mining industry; the ability to obtain sufficient funding to continue operations, maintain adequate cash flow and execute its business strategy; volatility in the Bitcoin market; and other factors set forth in the Company’s most recently filed annual report and registration statement. Readers are cautioned not to place undue reliance on these forward–looking statements, which reflect management’s analysis only as of the date hereof. The Company undertakes no obligation to publicly revise these forward–looking statements to reflect events or circumstances that arise after the date hereof. Readers should carefully review the risks and uncertainties described in other documents that the Company files from time to time with the U.S. Securities and Exchange Commission.

Investor and Media Contacts

Robert Lowrey

Chief Financial Officer

rlowrey@mgtci.com

Grace Livingston

glivingston@mgtci.com

919.973.0954